Wachovia Securities
8739 Research Drive, URP4
Charlotte, NC 28288
                                                      WACHOVIA SECURITIES

1123 SERVICER’S CERTIFICATE

Reference is hereby made to that certain Pooling and Servicing Agreement dated as of October 11, 2005, by and among Structured Asset Securities Corporation, II, as Depositor, Wachovia Bank, National Association, as Master Servicer, Midland Loans Services, Inc., as Special Servicer, LaSalle Bank, National Association, as Trustee, and ABN AMRO Bank, as Fiscal Agent, with respect to Commercial Mortgage Pass-Through Certificates, Series 2005C-7 (the "Agreement"). Capitalized terms used herein not otherwise defined shall have the meanings assigned in the Agreement.

Pursuant to Section 3.13 of this Agreement, Timothy Ryan, and Marilyn Addison, Managing Director of Customer Relationship Management and Director of Compliance Third Party Oversight, do hereby certify that:

1.
A review of the activities of the Master Servicer during the period from January 1, 2006 through December 31, 2006 and of its performance under the Agreement during such period has been made under our supervision; and

2.
To the best of our knowledge, based on such review, the Master Servicer has fulfilled all of its obligations under this Agreement in all material respects throughout the period January 1, 2006 through December 31, 2006; and

3.
The Master Servicer has received no notice regarding the qualification or challenging the status of any REMIC Pool as a REMIC, or the Grantor Trust as a grantor trust, from the Internal Revenue Service or any other governmental agency or body.

IN WITNESS WHEREOF, the undersigned have executed this Certificate as of the 10th day of March 2007.

/s/ Timothy S. Ryan             /s/Marilyn Addison
Timothy S. Ryan, Managing Director      Marilyn Addison, Director
Wachovia Bank National Association    Wachovia Bank National Association

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